Exhibit 10.11

RANI-InCube Labs IP Agreement

RANI-InCube Labs

Intellectual Property Agreement

This agreement dated June 14, 2012, is hereby made by and between InCube Labs LLC (“InCube”) and Rani Therapeutics, LLC. (“RANI”), both having an address at 2051 Ringwood Ave, San Jose CA 95131

1. Definitions

As used herein,

(i) “Field” means “ORAL DELIVERY OF BIOTHERAPEUTIC AGENTS SUCH AS PEPTIDES, PROTEINS & ANTIBODIES” but excludes “SWALLOWABLE DEVICES THAT DO NOT DELIVER SUCH DRUGS”.

(ii) a “Licensed Product” means a product, the manufacture, sale or use of which would but for the license granted herein, infringe a claim of a Multi-Field Patent in the country for which such product is sold.

(iii) a “Patent Right” means patent applications and any and all divisionals, continuations, continuations-in-part, reexaminations, extensions, substitutions, reissues, renewals, additions and foreign counterparts thereto, including all United States and foreign patents issuing therefrom,”

(iv) an “Intellectual Property Right” means any and all intellectual property rights in addition to a Patent Right including trade secrets, trademarks and copyrights

2. Intellectual Property Rights

A. Assignment. Any inventions, discoveries, improvements, works of authorship or ideas solely in the Field herein made or conceived by InCube during the Term of the Agreement that arise out of the services performed hereunder during the Term of the Agreement (collectively, “InCube Inventions”) shall be the property of RANI. InCube hereby irrevocably assigns to RANI all of InCube’s right, title and interest in such InCube Inventions that are solely in the Field, including all intellectual property rights embodied therein. InCube agrees to execute and/or deliver all domestic or foreign papers, applications for patents or copyright registrations, including assignments, powers of attorney, declarations and affidavits or other documents which may be necessary for RANI to secure and enforce patents or copyright registrations covering Incube Inventions in the Field. If RANI seeks to obtain patent protection or copyright registration for any Incube Inventions in the Field, InCube will assist RANI in filing and prosecuting such United States and foreign patent or copyright registration applications claiming or embodying any Incube Inventions in the Field; provided, however, that InCube shall be promptly and fully reimbursed for all reasonable and actual costs and expenses related to responding to any request under this paragraph.

RANI-InCube Labs IP Agreement

To the extent that a patent, patent application or other Intellectual Property Right resulting from an InCube Invention has applicability outside the Field (herein a Multi-Field Intellectual Property Right “”), the parties agree that InCube will own such Multi-Field Intellectual Property Rights and will have the responsibility for prosecuting and maintaining any patent application, patent or other Intellectual Property Right associated with the Multi-Field Intellectual Property Right (such patents and patent applications being referred to herein as Multi-field Patents), when and if issued. InCube hereby grants RANI an exclusive, perpetual, irrevocable, transferable, sublicenseable, worldwide right and license in the Field to develop, make, have made, use, sell, offer for sale, import, export and otherwise commercialize Licensed Products (herein a Multi-Field Patent License). For each patent or patent application under the Multi-Field Patent License, RANI agrees to pay all pro-rata costs with any other licensee, for the prosecution and maintenance of the Multi-Field InCube Patent.

The Multi-Field Patents and Patent applications will be licensed to RANI under the Exclusive License Agreement, which is attached hereto as Exhibit I

Notwithstanding the foregoing, RANI agrees and acknowledges that InCube is subject to preexisting obligations with respect to the development, assignment and confidentiality of intellectual property that is developed, in whole or in part, by Mir Imran or by InCube, or with the use of funds contributed by InCube. Rani agrees that its rights to any such information as provided for hereunder are in all cases subject to and limited by InCube’s preexisting rights, and that in the event of any conflict between such preexisting rights and the rights of the Company set forth hereunder, the preexisting rights shall prevail.

B. Pre-Existing Intellectual Property. InCube agrees that if, in the course of performing the services provided for under Section 1.A above (the “Services”), InCube incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by InCube or in which InCube has an interest, (i) InCube will inform RANI, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) to the extent that InCube has rights thereto, RANI will be offered a nonexclusive, worldwide license in the Field, to make, have made, modify, use and sell such item as part of or in connection with such Invention. In such a License, RANI agrees to pay all pro-rata costs for the prosecution and maintenance of the Pre-existing InCube Patent.

C. Further Assurances. InCube agrees to assist and to cause each InCube Employee to assist, RANI, or its designee, at RANI’s expense, in every proper way to secure RANI’s rights in assigned or licensed Inventions and any copyrights, patents or other intellectual property rights in any and all countries, including the disclosure to RANI of all pertinent information and data with respect to all assigned or licensed Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that RANI may deem necessary to secure RANI’s intellectual property rights under this agreement. InCube also agrees that InCube’s obligation to execute or cause to be executed any documents relating to assign licensed intellectual property, shall continue after the termination of this Agreement.

RANI-InCube Labs IP Agreement

3. Expenses billing

InCube patent attorney’s time on patents that are in the RANI’s Field and Multi-Field Patent, will be billed on an hourly basis. In addition, any costs relating to the maintenance, prosecution or licensing (this may include PTO fees, outside attorneys, PTO travel) will be billed as incurred.

Other IP costs billed may include costs incurred for filing of trademarks, internet domain names etc.

4. Term & Termination

This Agreement shall commence upon June 14, 2012 and terminate upon the sale or merger or liquidation of RANI.

Following the termination of this agreement, InCube shall continue to provide support to perfect the Assigned Patents or Licensed Patents.

Rani Therapeutics, LLC /s/ Mir Imran Signature Name & Title Mir Imran Chairman & Managing Member Date: June 14, 2012	InCube Labs, LLC /s/ Mir Imran Signature Name & Title Mir Imran Chairman & Date: June 14, 2012

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